UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2007

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4490 Von Karman Avenue, Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 27, 2007, the Board of Directors (the “Board”) of William Lyon Homes (the “Company”) increased the authorized number of directors of the Company from nine to eleven and appointed Messrs. Douglas F. Bauer and Douglas K. Ammerman to the Board to fill the resulting vacancies. The Board has determined that Mr. Ammerman satisfies the requirements for independence set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual. Mr. Ammerman has been appointed to the Board’s Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee. As previously reported, Mr. Bauer was also appointed, effective March 1, 2007, to the position of President and Chief Operating Officer. Prior to that he held the position of Executive Vice President.

There are no arrangements or understandings between Messrs. Bauer and Ammerman and any other person(s) pursuant to which either of them was selected as a director. In addition, since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Messrs. Bauer or Ammerman, or members of their immediate families, had or will have a direct or indirect material interest, except with respect to Mr. Bauer’s employment as an executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated March 5, 2007

	By:	/s/ MICHAEL D. GRUBBS
Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer